UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2008

CONSTELLATION ENERGY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

1-12869	52-1964611
(Commission File Number)	(IRS Employer Identification No.)

Maryland

(State or Other Jurisdiction of Incorporation)

100 Constellation Way, Baltimore, MD	21202
(Address of Principal Executive Offices)	(Zip Code)

(410) 470-2800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2008, Constellation Energy Group, Inc., a Maryland corporation (“Constellation”), and certain of its subsidiaries entered into a series of agreements with Électricité de France International, SA, a société anonyme organized under the laws of France (“EDFI”), and its wholly-owned subsidiary EDF Development, Inc., a Delaware corporation (“EDFD”), under which EDFD will purchase from Constellation preferred stock and specified business interests and assets of Constellation, and EDFD and its affiliates will provide Constellation with additional liquidity.

The principal transactions include:

•

the acquisition by EDFD of a 49.99% ownership interest in the nuclear generation and operation business of Constellation for a purchase price of $4.5 billion, subject to certain adjustments and the receipt of necessary regulatory approvals and satisfaction of other closing conditions;

•

the provision of a $1 billion up-front cash investment in Constellation in the form of the Series B Preferred Stock (as defined below), which will be credited against the purchase price for the nuclear generation and operation business; and

•

the provision of additional liquidity support through an asset put option pursuant to which Constellation could, at its option, sell to EDFD non-nuclear generation assets of Constellation having an aggregate value of up to $2 billion.

In connection with these transactions, Électricité de France, SA, which is the parent of EDFI (“EDF”), has also agreed to provide Constellation with a $600 million interim backstop liquidity facility (as further described below).

Immediately prior to entering into the agreements to effect these transactions, Constellation and certain of its subsidiaries entered into a termination agreement with MidAmerican Energy Holdings Company, an Iowa corporation (“MidAmerican”), and certain of its subsidiaries, and EDFI to terminate the merger agreement entered into by Constellation and MidAmerican and certain subsidiaries of MidAmerican on September 19, 2008 and certain other transactions and cancel the pending merger between Constellation and a wholly-owned subsidiary of MidAmerican. Constellation filed a separate Current Report on Form 8-K on December 17, 2008 summarizing the termination agreement and a related letter agreement and attaching as exhibits copies of those agreements as well as copies of press releases regarding all of these transactions.

Master Agreement

On December 17, 2008, Constellation, Constellation Energy Nuclear Group, LLC (“CENG”), EDFD and EDFI entered into a Master Put Option and Membership Interest Purchase Agreement (the “Master Agreement”). The Master Agreement provides for the purchase by EDFD of a 49.99% membership interest in CENG for $4.5 billion, subject to certain adjustments. In addition, under the Master Agreement, EDFD has agreed to provide Constellation with up to $2 billion of additional liquidity through a put arrangement by which Constellation can require EDFD to purchase various non-nuclear generation assets from time to time through December 31, 2010 (subject to earlier termination if the Master Agreement is terminated because of a breach by Constellation or CENG).

Sale of 49.99% Interest in CENG

CENG owns and operates five nuclear generation facilities and is currently a wholly-owned subsidiary of Constellation. The five nuclear generation facilities are Calvert Cliffs Units 1 and 2, Nine Mile Point Power Station Units 1 and 2 and R.E. Ginna Nuclear Power Plant. Pursuant to the Master Agreement, Constellation will sell 49.99% of its ownership interest in CENG to EDFD for $4.5 billion, subject to adjustments for working capital, indebtedness and cash. EDFD will surrender the

Series B Preferred Stock acquired from Constellation, as discussed below, in exchange for a credit against this purchase price in an amount equal to the purchase price of the Series B Preferred Stock, plus any accrued but unpaid dividends thereon. Upon closing of the membership interest purchase contemplated by the Master Agreement, Constellation expects to deconsolidate its investment in CENG and account for its continuing 50.01% interest in CENG prospectively under the equity method of accounting.

Upon completion of the sale of the 49.99% interest to EDFD, CENG will be operated under the terms of an LLC Operating Agreement (the “Operating Agreement”), which is included as an exhibit to the Master Agreement. Under the Operating Agreement, a ten member board of directors will manage CENG. Each of Constellation and EDFI will appoint five directors, with Constellation at all times appointing the Chairman. All Constellation appointees must be US citizens, and at least one EDFD director must be a US citizen. The Chairman will hold a casting vote in the event of deadlock on matters related to safety, security and reliability of the nuclear fleet, staffing of key executive officer positions of CENG, and upon any vacancy in the office of chief executive officer if the parties do not reach agreement on the first nominee, as well as on other matters that in view of US laws or regulations require or make it reasonably necessary to assure US control. The Operating Agreement also addresses other ongoing matters, such as the transferability of membership interests, power marketing for involving the nuclear fleet, and other operational matters.

Put Arrangement

The Master Agreement includes a put arrangement that provides Constellation with additional liquidity of up to $2.0 billion. Pursuant to the put arrangement, Constellation can exercise an option at any time, and from time to time, through the earlier of (i) December 31, 2010 or (ii) termination of the Master Agreement by EDFD for Constellation’s or CENG’s breach of the Master Agreement, to require EDFD to acquire one or more of 11 specified non-nuclear generation assets, at pre-agreed prices, in any combination that Constellation determines, but for an aggregate price of no more than $2.0 billion. The aggregate agreed prices for the 11 assets is approximately $2.15 billion, but Constellation cannot exercise the put to sell more than $2.0 billion of assets, so it will have discretion over which assets to sell and which to retain, even if it decides to draw on the full $2.0 billion available under the put arrangement. A form of asset purchase agreement to be used if Constellation exercises its put rights has been fully negotiated.

Exercise of the put option as to any asset is conditioned upon customary closing conditions including (i) the receipt of required regulatory approvals and third-party consents, (ii) the absence of any material liens on such asset, and (iii) the absence of a Generation Material Adverse Effect (as defined in the Master Agreement) as to such asset. EDFD and Constellation have agreed to apply for the required consents and regulatory approvals on a conditional basis within thirty days of the date of the Master Agreement. EDFD and Constellation have agreed in the Master Agreement that if Constellation exercises the put option, they will complete a sale of the assets covered by the exercised put (by EDFD paying the full purchase price to Constellation and taking title to the assets being sold) within five business days of exercise of such put option by Constellation. The representations and warranties set forth in the purchase agreement for the put transactions will not survive the closing of any sale of an asset subject to a put option.

The eleven non-nuclear generation assets subject to the put option are: (i) Handsome Lake, (ii) Perryman 51, (iii) ACE Cogeneration, (iv) Panther Creek / Colver Power, (v) Sunnyside Cogeneration, (vi) Keystone, (vii) Conemaugh, (viii) C.P. Crane, (ix) Safe Harbor, (x) West Valley, and (xi) Grand Prairie.

Representations, Warranties and Covenants

The Master Agreement contains customary representations, warranties and covenants of Constellation, CENG and EDFD. The representations and warranties of Constellation and CENG under the Master Agreement will not survive closing, and there is no post-closing indemnification arrangement for breaches of representations, warranties or covenants. The agreement’s covenants include an obligation for Constellation and CENG to operate their facilities (nuclear generation stations) in the ordinary course consistent with good utility practices and past practices and an agreement to use reasonable best efforts to obtain required regulatory approvals, as well as other customary covenants. Pursuant to the Master Agreement, EDFD is obligated to make certain additional payments to Constellation for various items, including reimbursement for $150 million of transaction expenses (which amount EDFD paid to Constellation on December 17, 2008) and the transfer from Constellation to CENG, at the time EDFD acquires a 49.99% interest in CENG, of hedge contracts having an aggregate negative value of up to a specified amount.

Closing Conditions

The Master Agreement contains customary closing conditions, including (i) the receipt of all required regulatory approvals, including approval of the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Committee on Foreign Investment in the United States and New York Public Service Commission, (ii) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iii) the absence of the occurrence of a Material Adverse Effect on Constellation and CENG (each as defined in the Master Agreement) from the date of the Master Agreement.

Termination; Termination Fees

The Master Agreement includes customary termination rights of the parties, including the right of either party to terminate, subject to the provisions of the Master Agreement, if the closing of the sale of 49.99% of CENG to EDF has not occurred on or before the date nine months after the execution of the Master Agreement; however, the termination date can be extended by either Constellation or EDFD for an additional three months if all closing conditions have been satisfied, other than receipt of required regulatory approvals or the existence of a law or court order prohibiting the closing. If the Master Agreement is terminated for a failure of the closing to occur by the specified outside date (a) by either party where all of the required regulatory approvals have been obtained or (b) by EDFD where all of the required regulatory approvals have been obtained or reasonably could have been obtained (consistent with the obligations of the parties under the Master Agreement), EDFD will be required to pay Constellation a termination fee equal to $175,000,000.

Guaranty; Limitation of Remedies

EDFI has agreed to guarantee the payment of all amounts required to be paid by EDFD under the Master Agreement. However, the maximum aggregate liability of EDFD and EDFI under the Master Agreement for any losses or damages suffered by Constellation or CENG is limited in amount to $1.5 billion. Constellation’s recourse with respect to the first $1 billion of such losses or damages is limited to preferred stock of Constellation that EDFD is acquiring (as discussed below) or the 10% Senior Notes (as defined below) that EDFD will receive upon redemption of such preferred stock (for as long as any such securities are outstanding). Prior to termination of the Master Agreement, EDFD and EDFI are entitled to equitable remedies to prevent breaches by Constellation and/or CENG and to specifically enforce the terms and provisions of the Master Agreement, in addition to any other remedies they may have at law or in equity. Constellation and CENG are not entitled to seek specific performance, except to enforce EDFD’s obligations with respect to the put arrangement.

The foregoing descriptions of the Master Agreement and the Operating Agreement do not purport to be complete and are qualified in their entirety by reference to the Master Agreement and the Operating Agreement, copies of which are attached hereto as Exhibit 2.1 and Exhibit 10.1, respectively, and are incorporated herein by reference.

Stock Purchase Agreement and Articles Supplementary

On December 17, 2008, simultaneous with the execution of the Master Agreement, Constellation entered into a Stock Purchase Agreement (the “Purchase Agreement”) with EDFD and EDFI providing for the private placement to EDFD of 10,000 shares of the 8% Series B Preferred Stock of Constellation (the “Series B Preferred Stock”) for an aggregate purchase price of $1.0 billion. EDFD completed the purchase of the Series B Preferred Stock on December 17, 2008.

If EDFD completes the purchase of the 49.99% interest in CENG pursuant to the Master Agreement, as described above, at the closing of that acquisition EDFD will surrender to Constellation all of the shares of Series B Preferred Stock (which would be valued at $1 billion, plus any accrued but unpaid dividends) as partial payment for the purchase of the interest in CENG. (The balance of the purchase price for the CENG membership interest would be paid in cash.)

Series B Preferred Stock

The terms of the Series B Preferred Stock are set forth in articles supplementary (“Articles Supplementary”), which Constellation filed with the State of Maryland on December 17, 2008. The Articles Supplementary designate certain preferences, conversion and other rights, and the terms and conditions of redemption of the Series B Preferred Stock. The Series B Preferred Stock ranks senior to all classes of common stock of Constellation and accrues dividends at a rate of 8% per annum, subject to certain adjustments, payable quarterly in cash or additional shares of Series B Preferred Stock, at Constellation’s option. In the event of a liquidation or change of control, holders of the Series B Preferred Stock will be entitled to receive 100% of the stated value for each share plus all accrued but unpaid dividends.

Under the Articles Supplementary, Constellation has agreed to grant EDFD a non-voting observer to the Constellation board of directors so long as EDFD and its affiliates beneficially own at least 33.3% of the shares of Series B Preferred Stock that were originally issued to EDFD. The board observer has the right to attend and participate in all meetings of, and receive all material distributed to, the board of directors (subject to customary exceptions), but is not entitled to vote at meetings of the board of directors or any committees thereof.

The Articles Supplementary provide that so long as any shares of the Series B Preferred Stock are outstanding, Constellation may not engage in certain actions that would adversely affect the holders of the Series B Preferred, including amending any provision of Constellation’s charter or bylaws in any manner that would adversely affect the rights of the Series B Preferred Stock, issuing any senior stock or parity stock or any security convertible into, or exchangeable or exercisable for, shares of senior stock or parity stock, or authorizing or effecting a voluntary or involuntary liquidation, dissolution or winding up. In addition, the Articles Supplementary include certain limitations on Constellation’s ability to incur certain types of indebtedness, pay certain dividends and make distributions in respect of its capital stock (but without restriction on the continued payment of regular common stock dividends not in excess of current levels), or the redemption or repurchase of shares of capital stock.

Upon the termination of the Master Agreement, each share of Series B Preferred Stock shall be redeemed on the later of the date of termination of the Master Agreement or December 31, 2009 for $1.0 billion in aggregate principal amount of Constellation’s 10% Senior Notes (described below).

The foregoing descriptions of the Purchase Agreement and the Articles Supplementary do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the Articles Supplementary, copies of which are attached hereto as Exhibit 10.2 and Exhibit 3.1, respectively, and are incorporated herein by reference.

The Master Agreement and the Purchase Agreement have been included as exhibits to this Current Report on Form 8-K to provide you with information regarding their terms. They are not intended to provide any other factual information about Constellation. The Master Agreement and the Purchase Agreement contain representations and warranties that the parties thereto made to each other as of specific dates. The assertions embodied in the representations and warranties in the Master Agreement and the Purchase Agreement were made solely for purposes of the Master Agreement and the Purchase Agreement and the transactions and agreements contemplated thereby among the respective parties thereto and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the terms thereof. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk among the parties to the Master Agreement and the Purchase Agreement rather than establishing matters as facts.

10% Senior Notes

The 10% Senior Notes, if issued, will be in an aggregate principal amount of $1 billion and will accrue dividends at a rate of 10% per annum, payable monthly in cash. If an event of default (as defined in the 10% Senior Notes) has occurred and is continuing, interest will accrue at 13%. The 10% Senior Notes will mature and become due and payable on June 30, 2010.

Pursuant to the 10% Senior Notes, Constellation will be subject to certain affirmative covenants relating to the payment of its obligations, the conduct of its business and corporate existence, maintenance of its property and insurance and the inspection of its books and records. In addition, Constellation will be subject to negative covenants that will be consistent with those included in Constellation’s senior bank credit facilities (which are discussed below). These covenants include limitations on indebtedness; certain extraordinary transactions; certain asset sales; certain types of payments, investments, loans and advances; certain acquisitions; transactions with affiliates; optional payments on, and modifications to, debt instruments; and issuance of capital stock. Upon an event of default (as defined in the 10% Senior Notes), holders of the 10% Senior Notes may declare the 10% Senior Notes due and payable; however, if an event of default relates to bankruptcy or insolvency, the 10% Senior Notes will automatically become immediately due and payable. The form of the 10% Senior Note is attached as Exhibit A to the Articles Supplementary included in Exhibit 3.1 and is incorporated herein by reference.

Investor Rights Agreement

In connection with entering into the Purchase Agreement, Constellation and EDFD also entered into an Investor Rights Agreement, dated as of December 17, 2008 (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, Constellation is subject to certain affirmative covenants in favor of EDFD relating to the inspection of its books and records and the conduct of its hedging, energy and energy-related trading and commodity price risk transactions.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Investor Rights Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Amended Credit Facilities

As previously disclosed in Constellation’s Current Report on Form 8-K, filed on November 19, 2008, Constellation entered into an unsecured revolving credit facility with The Royal Bank of Scotland plc, as Administrative Agent, UBS Securities LLC, as Syndication Agent, and various financial institutions (the “RBS Credit Facility”). On December 17, 2008, the RBS Credit Facility was amended and restated. As amended, this credit facility provides for an aggregate commitment of $1.23 billion, which may be drawn down in the form of loans. Lending commitments under the RBS Credit Facility will terminate on the earlier of (i) November 12, 2009 and (ii) the acquisition by EDFD of the 49.99% membership interest in CENG contemplated by the Master Agreement (the “CENG Acquisition”). As a result of the amendment and restatement (i) certain covenants and other provisions of the RBS Credit Facility were modified to permit the transactions with EDFD and its affiliates described in this report (the “EDF Group Transactions”), (ii) proceeds received by Constellation in connection with the EDF Group Transactions shall be exempt from the mandatory prepayment requirement contained in the RBS Credit Facility, and (iii) on the date on which (x) the Termination Date (as defined in the Master Agreement) shall have occurred and (y) either Constellation’s senior unsecured non-credit enhanced debt rating issued by either S&P or Fitch Ratings, Inc. or Moody’s shall be downgraded to below BBB- or Baa3, respectively, Constellation shall (A) cause first priority liens to be granted on certain generating plants owned by its wholly-owned subsidiaries and (B) pledge its membership interests in CENG as security for its obligations under the RBS Credit Facility. In addition, subsidiaries of Constellation required to pledge assets shall be required to issue limited recourse guarantees of Constellation’s obligations under the RBS Credit Facility.

Loans outstanding under the RBS Credit Facility will bear interest at variable rates based on, as determined at Constellation’s election, the Eurodollar rate plus the greater of an applicable margin and a LIBOR market rate spread or a base rate calculated based on the greater of the prime rate, the federal funds effective rate or the one month LIBOR rate plus an applicable margin. In addition to the amendment fees, Constellation will pay a one-time funding fee on December 31, 2008, a quarterly commitment fee on the aggregate unused commitments of the lenders and a quarterly step-up fee on the aggregate commitments of the lender regardless of usage.

Constellation entered into an unsecured credit facility with Wachovia Bank, National Association, as Administrative Agent, LC Bank and Swingline Lender, and various financial institutions (the “Wachovia Credit Facility” and, together with the RBS Credit Facility, the “Credit Facilities”). On December 17, 2008, the Wachovia Credit Facility was amended and restated. As amended, this credit facility provides for an aggregate commitment of $3.85 billion (to be reduced to $2.32 billion on the date of completion of the CENG Acquisition), which may be drawn down in the form of revolving loans, swingline loans or letters of credit. Lending commitments under the Wachovia Credit Facility will terminate on July 31, 2012. As a result of the amendment and restatement (i) certain covenants and other provisions of the Wachovia Credit Facility were modified to permit the EDF Group Transactions and (ii) on the earlier to occur of (x) the CENG Acquisition and (y)(A) the date on which the Termination Date (as defined in the Master Agreement) shall have occurred and (B) either Constellation’s senior unsecured non-credit enhanced debt rating issued by either S&P or Fitch Ratings, Inc. or Moody’s shall be downgraded to below BBB- or Baa3, respectively, Constellation shall (1) cause first priority liens to be granted on certain generating plants owned by its wholly-owned subsidiaries and (2) pledge its membership interests in CENG as security for its obligations under the Wachovia Credit Facility. In addition, subsidiaries of Constellation required to pledge assets shall also be required to issue limited recourse guarantees of Constellation’s obligations under the Wachovia Credit Facility.

Loans outstanding under the Wachovia Credit Facility will bear interest at variable rates based on, as determined at Constellation’s election, the Eurodollar rate plus an applicable margin, the LIBOR Market Index Rate plus an applicable margin or a base rate calculated based on the greater of the prime rate, the federal funds effective rate or the one month LIBOR rate plus an applicable margin. In addition to amendment fees, Constellation will pay a quarterly letter of credit fee, a quarterly commitment fee on the aggregate unused commitments of the lenders and prior to the earlier to occur of (i) the Termination Date (as defined in the Master Agreement) and (ii) the date of the CENG Acquisition (the “Pricing Change Date”), a quarterly step-up fee on the aggregate commitments of the lender regardless of usage. The method for determining pricing of the loans and outstanding letters of credit shall be modified on the Pricing Change Date.

The foregoing descriptions of the Credit Facilities, as amended and restated, do not purport to be complete and are qualified in their entirety by reference to the each respective Credit Facility, copies of which are attached hereto as Exhibit 10.5 and Exhibit 10.6 and are incorporated herein by reference.

Amended and Restated Investor Agreement

On December 17, 2008, Constellation and EDFI amended and restated that certain Investor Agreement, dated as of July 20, 2007, by and between EDFI and Constellation. The original agreement permitted EDFI to acquire up to 9.9% of Constellation’s common stock and imposed on EDFI certain standstill provisions, including a requirement that it vote all shares of stock as recommended by Constellation’s board of directors.

Under the amended terms of this agreement, the standstill imposed on EDFI and its affiliates (the “EDF Group”) has been modified so that the EDF Group may participate in any tender or exchange offer for common stock of Constellation as a seller, and the EDF Group may vote any securities its owns in its discretion at any special meeting of the holders of Constellation common stock to consider a business combination transaction that would result from any such tender or exchange offer. In addition, following certain extraordinary events, including the public announcement by Constellation of the commencement of a process to solicit proposals to effect a change of control transaction, any filing by a third person with the FERC or the NRC to increase its beneficial ownership of then outstanding shares of common stock above 10% (other than in the case of a passive investor) or the public announcement of entry by Constellation into a definitive agreement (including a letter of intent) with any third party that would result in a change of control of Constellation, the EDF Group will be freed from certain of the standstill provisions in the Investor Agreement, so that it may acquire additional shares of Constellation common stock (above the current 9.9% limitation), vote its shares in its discretion (other than with respect to the election of directors, as to which it must continue to vote consistent with the recommendation of Constellation’s board of directors), make a proposal to acquire Constellation, or join with a group as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the EDF Group is permitted to sell shares of common stock of Constellation at any time in accordance with the requirements of Rule 144 adopted under the Exchange Act.

This agreement also provides that following EDFD’s acquisition of 49.99% of CENG, EDFD will have the right to appoint one director to Constellation’s board of directors. This person will also have the right to serve on any committees of the board, subject to applicable laws and regulations and NYSE listing standards.

The foregoing description of the Amended and Restated Investor Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Investor Agreement, a copy of which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

EDF Guaranty

On December 17, 2008, in connection with the EDF Group Transactions, EDF provided Constellation with a Payment Guaranty, pursuant to which EDF guaranteed full and prompt payment of EDFD’s payment obligations under the Master Agreement and Purchase Agreement, subject to (i) a $500 million limit for obligations under the Master Agreement occurring prior to a redemption of the Series B Preferred Stock or, if issued, prior to a repayment of the 10% Senior Notes; (ii) a $1.5 billion limit for obligations under the Master Agreement occurring after a redemption of the Series B Preferred Stock or, if issued, after a repayment of the 10% Senior Notes; and, (iii) a $1.0 billion limit for obligations under the Purchase Agreement.

The foregoing description of the Payment Guaranty does not purport to be complete and is qualified in its entirety by reference to the Payment Guaranty, a copy of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

As described above in Item 1.01, on December 17, 2008, Constellation entered into the Purchase Agreement providing for the private placement to EDFD of the Series B Preferred Stock for an aggregate purchase price of $1 billion. Under certain circumstances, the Series B Preferred Stock is redeemable for the 10% Senior Notes. The placement of the Series B Preferred Stock was completed on December 17, 2008.

The placement of the Series B Preferred Stock and issuance of the 10% Senior Notes upon redemption of the Series B Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Constellation is relying upon the exemptions from registration provided by Section 4(2) of the Securities Act. EDFD has represented that it is an accredited investor, as such term is defined in Regulation D under the Securities Act, and that it was acquiring the securities for its own account and not with a view to or for sale in connection with any distribution thereof, and appropriate legends will be affixed to the securities.

Item 3.03	Material Modifications to Rights of Security Holders

As described above in Item 1.01, in accordance with the Purchase Agreement, Constellation filed the Articles Supplementary with the State of Maryland. On December 17, 2008 Constellation issued shares of Series B Preferred Stock upon the terms and subject to the conditions set forth in the Purchase Agreement. A copy of the Articles Supplementary is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

As described above in Item 1.01, as contemplated by the Purchase Agreement, Constellation filed the Articles Supplementary with the State of Maryland on December 17, 2008. A copy of the Articles Supplementary is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01	Other Events

On December 17, 2008, Constellation entered into a Senior Unsecured Note Commitment Letter with EDF (the “Backstop Liquidity Facility”). The Backstop Liquidity Facility provides for the commitment by EDF to purchase from Constellation senior unsecured debt securities up to an aggregate principal amount of $600 million. EDF’s commitments under the Backstop Liquidity Facility will terminate on the earlier of (i) the date on which the conditions to the exercise of the put option under the Master Agreement in an aggregate amount equal to at least $600 million have been satisfied or waived by EDF, (ii) the date on which Constellation obtains alternate financing in an aggregate principal amount of at least $600 million and (iii) the six month anniversary of the effectiveness of the Backstop Liquidity Facility (the “Termination Date”). Each Senior Unsecured Note issued under the Backstop Liquidity Facility shall mature on the earlier of (i) 30 days after the issue date of such Senior Unsecured Note or (ii) the Termination Date. The Backstop Facility contains covenants for the repayment of principal and accrued interest, standard corporate representations and warranties and conditions to the issuance of Senior Unsecured Notes (including (i) no availability under Constellations existing credit facilities and (ii) Constellation’s use of its commercially reasonable best efforts to obtain alternate financing).

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1	Master Put Option and Membership Interest Purchase Agreement, dated as of December 17, 2008, by and among Constellation Energy Group, Inc., EDF Development, Inc., and Électricité de France International, SA.

3.1	Articles Supplementary of Constellation Energy Group, Inc., dated as of December 17, 2008.

10.1	Form of CENG Operating Agreement.

10.2	Stock Purchase Agreement, dated as of December 17, 2008, by and among Constellation Energy Group, Inc., EDF Development, Inc. and Électricité de France International, SA.

10.3	Investor Rights Agreement, dated as of December 17, 2008, by and among Constellation Energy Group, Inc. and EDF Development, Inc.

10.4	Payment Guaranty, dated as of December 17, 2008, by and between Constellation Energy Group, Inc. and Électricité de France, SA.

10.5	Amended and Restated Credit Agreement, dated as of December 17, 2008, among Seller, the Lenders named therein and the Royal Bank of Scotland PLC, as Administrative Agent.

10.6	Second Amended and Restated Credit Agreement, dated as of December 17, 2008, among Seller, the Lenders named therein, Wachovia Bank, National Association, as Administrative Agent, LC Bank and Swingline Lender, and Wachovia Bank, National Association, as Collateral Agent.

10.7	Amended and Restated Investor Agreement, dated as of December 17, 2008, by and between Constellation Energy Group, Inc. and Électricité de France International, SA.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on December 18, 2008.

CONSTELLATION ENERGY GROUP, INC.

/s/ Charles A. Berardesco
By:	Charles A. Berardesco
Its:	Senior Vice President and General Counsel